Exhibit V

TRANSACTIONS

Exhibit T to the Initial 13D is incorporated herein by reference. Together with Exhibit T, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on June 9, 2017.

Fund	Trade Date	Transaction	Quantity	Footnote	Unit Cost	Security
Marcato International Master Fund, Ltd.	6/9/2017	SELL	195,000	(2)	4.24	American Listed Put
Marcato International Master Fund, Ltd.	6/9/2017	SELL	100,000		146.14	Common Stock
Marcato International Master Fund, Ltd.	6/9/2017	BUY	48,060		145.89	Common Stock
Marcato International Master Fund, Ltd.	6/8/2017	BUY	300,000	(2)	5.00	American OTC Put
Marcato International Master Fund, Ltd.	6/8/2017	SELL	417,600	(2)	5.11	American Listed Put
Marcato International Master Fund, Ltd.	6/8/2017	BUY	66,345		144.75	Common Stock
Marcato International Master Fund, Ltd.	6/7/2017	SELL	455,000	(1)	—	American Listed Call
Marcato International Master Fund, Ltd.	6/7/2017	SELL	100,000	(2)	7.58	American OTC Put
Marcato International Master Fund, Ltd.	6/7/2017	SELL	210,500	(2)	7.50	American Listed Put
Marcato International Master Fund, Ltd.	6/7/2017	SELL	122,000		142.54	Common Stock
Marcato International Master Fund, Ltd.	6/7/2017	BUY	24,290		143.52	Common Stock
Marcato International Master Fund, Ltd.	6/6/2017	SELL	160,000	(1)	—	American Listed Call
Marcato International Master Fund, Ltd.	6/6/2017	SELL	200,000	(2)	9.58	American OTC Put
Marcato International Master Fund, Ltd.	6/6/2017	BUY	83,305		141.65	Common Stock

1.	Represents Shares underlying American-style call options that are exercisable through June 16, 2017.
2.	Represents Shares underlying American-style put options that are exercisable through June 16, 2017.